Exhibit 99.1

SAFETY ANNOUNCES THIRD QUARTER 2012 RESULTS AND DECLARES FOURTH QUARTER 2012 DIVIDEND

Boston, Massachusetts, November 2, 2012.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2012 results.  Net income for the quarter ended September 30, 2012 was $14.3 million, or $0.94 per diluted share, compared to net income of $8.8 million, or $0.58 per diluted share, for the comparable 2011 period.  Net income for the nine months ended September 30, 2012 was $48.5 million, or $3.17 per diluted share, compared to $8.9 million, or $0.59 per diluted share, for the comparable 2011 period.  Safety’s book value per share increased to $45.46 at September 30, 2012 from $43.22 at December 31, 2011.  Safety paid $0.60 per share in dividends to investors during the quarter ended September 30, 2012, compared to $0.50 per share during the comparable 2011 period.  Safety paid $2.00 per share in dividends to investors during the year ended December 31, 2011.

Direct written premiums for the quarter ended September 30, 2012 increased by $11.9 million, or 7.1%, to $179.0 million from $167.1 million for the comparable 2011 period.  Direct written premiums for the nine months ended September 30, 2012 increased by $36.7 million, or 7.3%, to $541.1 million from $504.4 million for the comparable 2011 period.  The 2012 increases occurred primarily in our personal automobile and homeowners business lines, which experienced increases of 5.0%, and 3.8%, respectively, in average written premium per exposure.  Written exposures remained consistent in our personal automobile line and increased by 8.0% in our homeowners business line.

Net written premiums for the quarter ended September 30, 2012 increased by $13.5 million, or 8.5%, to $171.7 million from $158.2 million for the comparable 2011 period.  Net written premiums for the nine months ended September 30, 2012 increased by $34.5 million, or 7.1%, to $518.0 million from $483.5 million for the comparable 2011 period.  Net earned premiums for the quarter ended September 30, 2012 increased by $11.2 million, or 7.4%, to $162.5 million from $151.3 million for the comparable 2011 period.  Net earned premiums for the nine months ended September 30, 2012 increased by $32.5 million, or 7.3%, to $477.1 million from $444.6 million for the comparable 2011 period.  Net written and net earned premiums increased primarily due to direct written premium increases in our personal automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended September 30, 2012 was $10.1 million, consistent with the comparable 2011 period.  Net investment income for the nine months ended September 30, 2012 increased by $0.8 million, or 2.8%, to $30.5 million from $29.7 million for the comparable 2011 period.  Net effective annualized yield on the investment portfolio for the quarter ended September 30, 2012 was 3.6%, down from 3.7% for the comparable 2011 period.  Net effective annualized yield on the investment portfolio for the nine months ended September 30, 2012 was 3.7%, the same as the comparable 2011 period.  Our duration was 3.6 years at September 30, 2012, down from 3.7 years at December 31, 2011.

For the quarter ended September 30, 2012, loss and loss adjustment expenses incurred decreased by $5.1 million, or 4.6%, to $106.4 million from $111.5 million for the comparable 2011 period.  For the nine months ended September 30, 2012, loss and loss adjustment expenses incurred decreased by $40.2 million, or 11.6%, to $307.2 million from $347.4 million for the comparable 2011 period.  The decrease was primarily due to pre-tax catastrophic weather event losses incurred of $2.4 million during the quarter and nine months ended September 30, 2012, compared to $12.4 million and $53.0 million, respectively, during the comparable 2011 periods.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30, 2012 were 65.5%, 30.8%, and 96.3%, respectively, compared to 73.7%, 30.1%, and 103.8%, respectively, for the comparable 2011 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended September 30, 2012 were 64.4%, 30.7%, and 95.1%, respectively, compared to 78.1%, 29.7%, and 107.8%, respectively, for the comparable 2011 period.  Total prior year favorable development included in the pre-tax results for the quarter and nine months ended September 30, 2012 was $4.3 million and $11.9 million, respectively, compared to $6.3 million and $25.1 million, respectively, for the comparable 2011 periods.

Today, our Board of Directors approved and declared a quarterly cash dividend of $0.60 per share on the issued and outstanding common stock, payable on December 14, 2012 to shareholders of record at the close of business on December 3, 2012.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2011 Form 10-K with the SEC on March 13, 2012 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2011 filed with the SEC on March 13, 2012.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,100,759 and $1,032,660)	$1,171,464	$1,086,813
Equity securities, at fair value (cost: $21,077 and $20,431)	22,833	21,080
Total investments	1,194,297	1,107,893
Cash and cash equivalents	33,697	37,890
Accounts receivable, net of allowance for doubtful accounts	180,333	154,143
Receivable for securities sold	866	—
Accrued investment income	10,092	10,169
Taxes recoverable	3,551	8,406
Receivable from reinsurers related to paid loss and loss adjustment expenses	8,762	3,526
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	52,115	51,774
Ceded unearned premiums	15,012	14,022
Deferred policy acquisition costs	63,905	56,716
Equity and deposits in pools	16,567	14,507
Other assets	14,242	13,448
Total assets	$1,593,439	$1,472,494

Liabilities
Loss and loss adjustment expense reserves	$413,641	$403,872
Unearned premium reserves	371,437	329,562
Accounts payable and accrued liabilities	48,720	52,032
Payable for securities purchased	18,198	—
Payable to reinsurers	14,877	5,338
Deferred income taxes	9,745	3,014
Other liabilities	20,412	22,363
Total liabilities	897,030	816,181

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,047,104 and 16,915,432 shares issued	170	169
Additional paid-in capital	161,726	157,167
Accumulated other comprehensive income, net of taxes	47,099	35,621
Retained earnings	542,983	518,925
Treasury stock, at cost: 1,728,645 shares	(55,569)	(55,569)
Total shareholders’ equity	696,409	656,313
Total liabilities and shareholders’ equity	$1,593,439	$1,472,494

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net earned premiums	$162,493	$151,254	$477,099	$444,620
Net investment income	10,142	10,081	30,551	29,716
Net realized gains on investments	153	1,844	1,226	2,702
Finance and other service income	4,743	4,856	13,769	13,731
Total revenue	177,531	168,035	522,645	490,769

Losses and loss adjustment expenses	106,445	111,545	307,184	347,359
Underwriting, operating and related expenses	50,054	45,453	146,602	132,153
Interest expense	22	23	66	66
Total expenses	156,521	157,021	453,852	479,578

Income before income taxes	21,010	11,014	68,793	11,191
Income tax expense	6,676	2,204	20,294	2,249
Net income	$14,334	$8,810	$48,499	$8,942

Earnings per weighted average common share:
Basic	$0.94	$0.58	$3.17	$0.59
Diluted	$0.94	$0.58	$3.17	$0.59

Cash dividends paid per common share	$0.60	$0.50	$1.60	$1.50

Number of shares used in computing earnings per share:
Basic	15,312,178	15,187,430	15,277,560	15,157,762
Diluted	15,319,885	15,195,819	15,284,400	15,169,738

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Written Premiums
Direct	$179,007	$167,168	$541,090	$504,382
Assumed	4,505	3,115	13,234	11,812
Ceded	(11,820)	(12,068)	(36,341)	(32,635)
Net written premiums	$171,692	$158,215	$517,983	$483,559

Earned Premiums
Direct	$170,616	$158,631	$499,890	$465,583
Assumed	4,139	3,609	12,560	11,499
Ceded	(12,262)	(10,986)	(35,351)	(32,462)
Net earned premiums	$162,493	$151,254	$477,099	$444,620